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                                                                  EXHIBIT 2.5(a)

                                                        PRIVATE AND CONFIDENTIAL



                             Dated 22 October 1999
                         _____________________________



                         (1) MARKET CONSULTANT LIMITED

                             (2) VOLIM HOLDING BV

                       (3) CALLAWAY CONTINENTAL LIMITED

                                      AND

                       (4) EQUITEL COMMUNICATIONS LIMITED


                        ------------------------------

                            SHARE PURCHASE AGREEMENT
                          FOR THE SALE AND PURCHASE OF
                        ALL THE ISSUED SHARE CAPITAL OF
                          CARNIVAL ENTERPRISES LIMITED
                          AND 10% OF THE ISSUED SHARE
                           CAPITAL OF  ITS EUROPE SL

                        ------------------------------



                                  Bird & Bird
                                 90 Fetter Lane
                                London EC4A 1JP

                               Tel: 0171 415 6000
                               Fax: 0171 415 6111
                               DJC/ CXB/Telmo.004
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                                    CONTENTS

    Heading                                                                Page

1.  DEFINITIONS AND INTERPRETATION............................................2
2.  SALE OF SHARES............................................................5
3.  CONSIDERATION.............................................................5
4.  CLAWBACK OF CONSIDERATION.................................................6
5.  CONDITIONS TO COMPLETION..................................................7
6.  CONDUCT OF BUSINESS PENDING COMPLETION....................................8
7.  RECISSION.................................................................9
8.  COMPLETION...............................................................10
9.  UNDERTAKINGS OF THE SELLER...............................................12
10. WARRANTIES BY THE SELLER.................................................14
11. WARRANTIES BY VOLIM......................................................15
12. WARRANTIES BY THE PURCHASER..............................................16
13. TAX INDEMNITY............................................................17
14. CONFIDENTIALITY..........................................................17
15. ANNOUNCEMENTS............................................................20
16. NOTICES AND RECEIPTS.....................................................20
17. RESOLUTIONS AND WAIVERS..................................................21
18. GENERAL..................................................................21
19. WHOLE AGREEMENT..........................................................22
20. RESPONSIBILITY FOR BROKER'S COMMISSION...................................22
21. GUARANTEE BY EQUITEL.....................................................23
22. GOVERNING LAW............................................................23
SCHEDULE 1
Part 1
 Particulars of Carnival.....................................................24
Part 2
 Particulars of the Company..................................................24
Part 3
 Particulars of the Subsidiary...............................................25
SCHEDULE 2
 The Warranties..............................................................26
SCHEDULE 3
 Limitations relating to the Seller's Warranties.............................46

THIS AGREEMENT is made on the 22nd day of October 1999

BETWEEN

(1) MARKET CONSULTANT LIMITED, a company incorporated in Gibraltar under registration number 70633, the registered office of which is at Suite 2B, Mansion House, 143 Main Street, Gibraltar (the "Seller");

(2) VOLIM HOLDINGS BV, a company incorporated in Holland under registration number H137233, the registered office of which is at Dorpsstraat 1, 3611, AD, Oud Zuilen, Netherlands ("Volim"); and

(3) CALLAWAY CONTINENTAL LIMITED, a company incorporated in the British Virgin Islands, the registered office of which is at the offices of Overseas Management Company Trust Limited, PO Box 3152, Road Town, British Virgin Islands (the "Purchaser")

(4) EQUITEL COMMUNICATIONS LIMITED, a company incorporated in England and Wales under registration number 03633818, the registered office of which is at 5th Floor, 7-10 Chandos Street, Cavendish Square, London W1M 9DE, (the "Equitel").

RECITALS

(A) Carnival Enterprises Limited ("Carnival"), short particulars of which are set out in Part 1 of Schedule 1, is a private company limited by shares incorporated in Gibraltar on 5 March 1999 having an authorised capital of (Pounds)100 divided into 100 shares of (Pounds)1.00 each, all of which are issued and beneficially owned by the Seller (the "Carnival Shares").

(B)  ITS Europe SL (the "Company"), short particulars of which are set out in
     Part 2 of Schedule 1, is a stock limited liability company ("Sociedad de Responsabilidad Limitada") incorporated in Spain on 23 January 1995 having an authorised capital of Pta. 64,5000,000 divided into 6,450 participations of Pta. 10,000 each, totally subscribed and paid up (the "Participations").

(C) Carnival is the registered holder and the beneficial owner of 5,805 participations in the Company (the "Carnival Participations"). Volim is the registered holder and the beneficial owner of 645 participations in the Company (the "Volim Participations"), and such shares, together with the Carnival Participations comprise all the subscribed and paid up participations in the capital of the Company.

(D) The Company owns the legal and beneficial interest in 6,000 participations of Pta. 1,000 each, numbered 1 to 6,000 inc. which are fully subscribed and paid up in P-Tel S.L., short particulars of which are set out in Part 3 of
     Schedule 1, a company registered at the Mercantile Registry of Malaga, Book 1249, Volume 2336, Sheet MA-36547, Folio 23 and following (the "Subsidiary").

(E)  In accordance with the terms and conditions of this Agreement;

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     (a)  the Seller wishes to sell the Carnival Shares;

     (b)  Volim wishes to sell the Volim Participations,

     and the Purchaser wishes to purchase the same in reliance on the representations, warranties and undertakings contained in this Agreement.

(F) Equitel has agreed to guarantee certain obligations of the Purchaser under this Agreement.

OPERATIVE PROVISIONS

1.   DEFINITIONS AND INTERPRETATION

1.1  In this Agreement and the Schedules

     "Accounts" means all or any one of the unaudited balance sheet of the Company as at the Accounts Date and the unaudited profit and loss account of the Company for the financial period ended on the Accounts Date;

     "Accounts Date" means 31st December 1998;

     "Agreed Form" means terms contained in a form which has been agreed and initialed by or on behalf of the Seller and the Purchaser for the purpose of identification prior to Completion;

     "Business Day" means any day (excluding Saturdays) upon which banks in London are open for normal banking business;

     "Completion" means completion of the sale and purchase of the Carnival Shares and the Volim Participations in accordance with Clause 8;

     "Completion Date" means the date upon which Completion takes place;

     "Consideration Stock" has the meaning given to it in Clause 3.1;

     "Deed of Priority" means the deed in the Agreed Form governing the priority in which repayment of the Term Loan and the Equitel Term Loan will be made;

     "Deposit Agreement" means the letter in the Agreed Form under which Denton Fox & Gibbons of Regal House, Queensway, PO Box 246, Gibraltar will hold the certificates for the Consideration Stock;

     "Disclosure Letter" means the letter from the Seller to the Purchaser of the same date of this Agreement and which has been delivered to the Purchaser prior to the signing of this Agreement;

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     "$ or Dollars" means the lawful currency from time to time of the United
     States of America;

     "Equitel Term Loan" means the agreement for the provision of a term loan of $1,000,000 to be entered into by Equitel, as lender, and the Company as borrower, on Completion in the Agreed Form;

     "Intellectual Property Rights" means all and any patents, trademarks, service marks, trade names, registered designs, unregistered design rights, copyrights and rights in confidential information, and all and any other intellectual property rights, whether registered or unregistered, and including all applications and rights to apply for any of the same;

     "Parties" means the Parties to this Agreement;

     "Pta." means Spanish Pesetas;

     "P-TEL, SL[] means P-TEL, of Avda Severo Ochoa No 28, Edificio Marina, Marbella 3A, Marbella (Malaga) Spain;

     "Purchaser's Legal Opinions" means the legal opinions by (a) a BVI Counsel reasonably acceptable to the Seller in respect of the Purchaser and (b) by Baker, Donelson, Bearman & Calawell in respect of Telemonde, each in the Agreed Form;

     "Purchaser's Solicitors" means Bird & Bird, 90 Fetter Lane, London EC4A
     1JP;

     "Seller's Legal Opinions" means legal opinions by Denton Fox & Gibbons in respect of the Seller and Carnival in the Agreed Form;

     "Seller's Solicitors" means Browne Jacobson of 44 Castle Gate, Nottingham NG1 7BJ;

     "Seller's Warranties" means the warranties and undertakings of the Seller contained in Clause 10 and in Schedule 2;

     "Service Agreement" means the service agreement in the Agreed Form;

     "Side Letter" means the side letter in the Agreed Form referred to in clause 3.3;

     "Telemonde" means Telemonde Inc, a company incorporated in Nevada and whose principal office is located at 200 Maddison Avenue, Suite 520, New York, USA;

     "Telemonde Common Stock" means shares of the Common Stock of Telemonde, $0.001 par value per share;

     "Term Loan Agreement" means the agreement for the provision of a term loan of up to $2,000,000 to be entered into by the Seller, as lender, and the Company, as borrower, on Completion in the Agreed Form;

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     "Warrant Agreement" means the agreement in the Agreed Form between
     Telemonde and the Seller under which Telemonde will grant the Seller an option to acquire 1,000,000 shares of Telemonde Stock at $6.50 per share of Telemonde Common Stock;

     "Year 2000 Compliant" means in respect of any computer hardware or software that neither the performance nor the functionality of that computer software or hardware will be adversely affected by the advent of the year 2000 or any other year, or by the advent of 29 February 2000. In particular and without limitation:

(a) no valid value for current date will cause any interruption of any performance;
(b) all manipulations of date related data will produce the correct results for all valid date values;
(c) if the valid date elements in any interfaces and data storage permit specifying the century, they will specify the correct century to eliminate date ambiguity; and
(d) where any valid date element is represented without a century, the correct century shall be unambiguous for all manipulations involving that element.

1.2 References in this Agreement to any statutory provisions shall be construed as references to those provisions as respectively amended, consolidated or re-enacted (whether before or after the date of this Agreement) from time to time and shall include any provisions of which they are consolidations or re-enactments (whether with or without amendment).

1.3 The Schedules form part of this Agreement and shall have the same force and effect as if set out in the body of this Agreement and any reference to this Agreement shall include the Schedules.

1.4  In this Agreement:-

(a) the masculine gender shall include the feminine and neuter and the singular number shall include the plural and vice versa;

(b) references to persons shall include bodies corporate, unincorporated associations and partnerships;

(c) any headings or side notes or, in the case of any legislation specifically referred to, the inclusion in parentheses of the title to the relevant Part, Section, Schedule or paragraph contained in such legislation are for the sake of convenience only and shall not affect the construction of this Agreement; and

(d) references to any party include a reference to the estate, personal representative, successor, or permitted assigns of that party.

1.5 Except where the contrary is stated, any reference in this Agreement to a Clause or Schedule is to a Clause or Schedule of this Agreement, and any reference within a Clause or Schedule to a sub-clause, paragraph or other sub-division is a reference to such

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sub-clause, paragraph or other sub-division so numbered or lettered in that
Clause or Schedule.

1.6 Where any reference is made in any of the Seller's Warranties to "so far as the Seller is aware" or any similar statement, the Seller shall be deemed to be aware of, or to have knowledge of, all matters of which the Sole Administrator of the Company is aware of or has knowledge of and the awareness and knowledge of the Seller shall be construed accordingly.

2.  SALE OF SHARES

2.1 The Seller shall sell the Carnival Shares and Volim shall sell the Volim Participations and the Purchaser, relying on the representations, warranties, undertakings and indemnities set out in this Agreement shall purchase the Carnival Shares and the Volim Participations on the terms of this Agreement free from all claims, liens charges encumbrances and equities and together with all rights attaching or accruing to them.

2.2  The Seller covenants with the Purchaser as follows:

(a) that it has the right to sell and transfer the full legal and beneficial interest in the Carnival Shares to the Purchaser on the terms set out in this Agreement; and

(b) that on and following Completion, it shall at its own cost execute such further documents and do all such acts and things as the Purchaser may reasonably require in order to effectively vest all of the Carnival Shares in the Purchaser and otherwise to give full effect to the terms of this Agreement.

2.3  Volim covenants with the Purchaser as follows:

(a) that it has the right to sell and transfer the full legal and beneficial interest in the Volim Participations to the Purchaser on the terms set out in this Agreement; and

(b) that on Completion it will appear before a Spanish Notary Public in order to grant a public deed of sale and purchase of the Volim Participations in order to vest all the Volim Participations in the Purchaser or its assignee, or otherwise as may be necessary to complete this transaction, as well as execute and do all such deeds, documents, acts and things as the Purchaser may reasonably require in order to give full effect to this Agreement.

2.4 The Purchaser shall not be obliged to complete the purchase of any of the Carnival Shares and the Volim Participations unless the purchase of all the Carnival Shares and the Volim Participations is completed simultaneously in accordance with this Agreement.

3.  CONSIDERATION

3.1 The consideration for the sale of the Carnival Shares and the Volim Participations shall be $15,000,000 which shall be satisfied by the transfer by the Purchaser of 3,529,411

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issued and outstanding shares of Telemonde Common Stock (the "Consideration
Stock") in accordance with the provisions contained within this Agreement.

3.2 The Seller and Volim shall be entitled to the Consideration Stock in the following proportions:

(a) to the Seller in consideration for the Carnival Shares, 3,176,470 shares of the Consideration Stock; and

(b) to Volim in consideration for the Volim Participations, 352,941 shares of the Consideration Stock.

3.3 Market may direct that up to 670,588 of the shares comprised in the Consideration Stock be transferred to Leonardis Geeris ("Mr Geeris"), provided that prior to such transfer Mr Geeris covenants with the Purchaser to observe the undertakings contained in Clause 9 hereof and, agrees to make any such shares transferred to him the subject of the Deposit Agreement and enters into the Side Letter.

4.  CLAWBACK OF CONSIDERATION

4.1 If at any time prior to the third anniversary of the Completion Date, the Service Agreement shall be terminated by reason of:

(a) the lawful termination by the Company either (i) as a result of the deliberate, culpable, persistent and material failure (as defined below) by the employee to perform his duties under the Service Agreement or (ii) by reason of a breach by the employee of Clause 15 of the Service Agreement which termination has not been held to be unlawful by a court of competent jurisdiction and, notwithstanding such failure or breach, the Company gave the employee 30 days written notice of the existence of such failure or breach giving rise to the right of summary dismissal and after such 30 days such failure or breach is still in existence; or

(b) by resignation of the employee, other than in circumstances amounting to constructive dismissal,

     then the Purchaser shall be entitled to exercise its rights under Clause
     4.2. For the purpose of this clause and notwithstanding anything in the Service Agreement to the contrary "deliberate, culpable, persistent and material failure to perform" shall not include:

(i) the employee failing to attend to this duties by reason of his or his wife's or children's permanent or long-term incapacity or illness or disabling injury;

(ii)    the death of the employee;

(iii) the Service Agreement being frustrated for any reason outside the control of the employee;

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(iv)    the employee being convicted of a road traffic offence where he is not sentenced to imprisonment;

(v)     the employee's bankruptcy;

(vi) the employee being disqualified from holding office as a director or sole administrator;

(vii) the employee becoming of unsound mind or a patient under any relevant mental health statutes;

(viii)  the employee being incompetent in the normal performance of his duties.

4.2 If the Service Agreement is terminated for the reasons set out in paragraphs (a) and (b) of Clause 4.1 above before the first anniversary of Completion the Seller shall transfer to the Purchaser, or as it shall direct, for no consideration, such number of Consideration Stock as is equal in value to $7,500,000 as determined by reference to the average bid price for Telemonde Common Stock on the date of termination provided always that the Seller's liability hereunder shall be limited to transferring all the Consideration Stock received by it pursuant to Clause 3.2. Any transfer to be made under this clause shall be made on the date which is three months after termination of the Service Contract (or such earlier date as the Seller shall agree) unless the Seller shall dispute whether the circumstances in which the Service Agreement was terminated falls within paragraphs (a) and (b) of Clause 4.1 in which case the transfer shall be made forthwith upon the dispute being resolved in accordance with Clause 4.3.

4.3 In the event there is any dispute as to whether the circumstances outlined in Clause 4.1 (a) and (b) existed and legal proceedings have been commenced within 3 months of termination for a declaration or other order that the termination of employment by the Company was unlawful or that the resignation by the employee was in circumstances other than circumstances amounting to constructive dismissal, the Seller shall not be obliged to transfer any Consideration Stock until such time as such proceedings have been finally determined by a court of competent jurisdiction from which there is no appeal. For these purposes the parties agree that the Spanish courts shall have exclusive jurisdiction in respect of any such dispute and the dispute shall be governed by Spanish law.

5.  CONDITIONS TO COMPLETION

5.1 The obligations of the parties to complete the purchase of the Carnival Shares and the Volim Participations are conditional on:

(a)  the following documents being in the Agreed Form:

(i)     the Deed of Priority;

(ii)    the Deposit Agreement;

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(iii)   the Equitel Term Loan;

(iv)    the Purchaser's Legal Opinion;

(v)     the Seller's Legal Opinion;

(vi)    the Service Agreement;

(vii)   the Side Letter;

(viii)  the Term Loan Agreement; and

(ix)    the Warrant Agreement.

(b) the delivery to the Purchaser of the Seller's Legal Opinion dated as of the date of Completion;

(c) the delivery to the Seller of the Purchaser's Legal Opinion, dated as of the date of Completion;

(d) the consent of the Financial and Development Secretary of Gibraltar to the transfer of the Carnival Shares pursuant to the Agreement;

(e) the Purchaser becoming beneficially entitled to the Consideration Stock and the obtaining by the Purchaser of all necessary consents, authorities and permissions for the transfer of the Consideration Stock to the Purchaser;

5.2 The Seller and Volim may waive any of the conditions set out in Clauses 5.1(c), (e). The Purchaser may waive any of the conditions set out in Clause(s)
5.1 (b).

5.3 The parties shall use their respective reasonable endeavors to provide satisfaction of the conditions set out in sub-clause 5.1 (a). The Seller will use its reasonable endeavours to procure satisfaction of the conditions set out in sub-Clauses 5.1(b) and (d). The Purchaser shall use its reasonable endeavours to procure this satisfaction of the condition set out in Sub-Clause 5.1(c).

5.4 If any of the Conditions set out in sub-Clause 5.1 shall not have been fully satisfied, or if permitted expressly waived as permitted by Clause 5.2 by
12.00 am on 31 December 1999 then this Agreement shall lapse and be deemed to be of no effect without any of the parties being liable to any other party in any way whatsoever except for breaches of Clauses 14 (Confidentiality) and 15 (Announcements).

6.  CONDUCT OF BUSINESS PENDING COMPLETION

6.1 The Seller hereby covenants with the Purchaser that prior to Completion and without the prior written consent of the Purchaser:

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(a)  none of the Company or the Subsidiary shall in any way depart from the ordinary course of its respective day to day business as presently carried on;

(b) the Company shall not dispose of or grant any option or right of pre-emption in respect of any part of its assets except in the ordinary course of trading;

(c) the Company shall not borrow any money or make any loan other than in the ordinary course of business;

(d) the Company shall not grant, issue or redeem any mortgage, charge, debenture or other security or give any guarantee or indemnity;

(e) the Company shall not make any changes to the terms and conditions of employment of any of its directors or senior employees other than in the ordinary course of business;

(f) neither Carnival nor the Company shall create, issue, purchase or redeem any class of share or loan capital;

(g) the Seller shall not dispose of any interest in, or pledge, charge or otherwise encumber, the Carnival Shares or any of them ;

(h) Carnival shall not enter into any transaction of any kind or to acquire any asset or incur any liability;

(i) neither Carnival nor the Company shall convene any meeting of their members or otherwise pass or adopt any members resolution of any kind,

     and, where the consent of the Purchaser is so obtained to any matter referred to in sub-clauses (a) to (i) where, the Seller shall not thereby be in breach of this Agreement, including any of the warranties.

     Volim hereby covenants with the Purchaser that prior to Completion it will not dispose of any interest in or pledge, charge or otherwise encumber the Volim Participations or any of them.

7.  RECISSION

7.1 Without prejudice to any other rights and remedies available at any time to the Purchaser, the Purchaser shall be entitled to treat the Seller and Volim as having repudiated this Agreement:

(a) if there is a material breach of Clause 6 or any other obligation to be performed on the part of the Seller or Volim prior to Completion and any such breach, where capable of remedy, is not remedied to the Purchaser's reasonable satisfaction; or

(b) if circumstances exist which would, if the Seller's Warranties and the Warranties by Volim contained in Clause 11 were to be repeated as at Completion, constitute

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     a breach of any such warranties where the maximum liability of the Seller or Volim would exceed (Pounds)20,000; or

(c) if anything occurs prior to Completion which has a material adverse effect on the business of the Company; or

(d) if any litigation or arbitration proceedings are instituted or threatened by or against the Company claiming damages of more than (Pounds)20,000; the Purchaser shall be entitled to rescind this Agreement.

7.2  If the Purchaser elects to rescind this Agreement pursuant to Clause 7.1,
(a) the Seller shall indemnify the Purchaser against all costs, charges and expenses incurred by and in connection with the rescission of this Agreement.

7.3 Without prejudice to any other rights and remedies available at any time to the Seller and Volim the Seller and Volim shall be entitled to treat the Purchaser as having repudiated the Agreement:

(a) if the price of the Telemonde Common Stock (as dealt with on the relative recognised stock exchange or on the NASD OTC Bulletin Board) falls below $3.00 per share;

(b) if there is a material breach of any obligation to be performed on behalf of the Purchaser prior to Completion and any such breach, where capable of remedy, is not remedied to the reasonable satisfaction of the Seller and Volim;

(c) if circumstances exist which would, if the Purchaser's warranties (set out in clause 12 hereof) were to be repeated as at Completion, constitute a breach of such warranties;

(d) if anything occurs prior to Completion which has a material adverse effect on the business of the Purchaser, Telemonde Inc or Equitel;

and the Seller and Volim shall be entitled to rescind this Agreement.

7.4 If the Seller and Volim elect to rescind this Agreement pursuant to clause 7.3(b) the Purchaser and the Guarantor shall indemnify the Seller and Volim against all costs, charges and expenses incurred by and in connection with the rescission of this Agreement

8.  COMPLETION

8.1 Completion shall occur as soon as reasonably practicable following the satisfaction of the conditions in Clause 5 on such date as the parties shall agree, but in any event, not later than on the tenth business day after satisfaction or waiver of all of the conditions contained in Clause 5

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8.2  Upon Completion:

(a)  the Seller shall deliver, or cause to be delivered to the Purchaser:

(i) transfers of the Carnival Shares duly completed in favour of the Purchaser, or as it may direct;

(ii) the share certificates representing the Carnival Shares (or an express indemnity in a form satisfactory to the Purchaser in the case of any found to be missing);

(iii) the statutory registers and minute books of Carnival together with its Company Seal and Certificate of Incorporation;

(iv) letters of resignation (expressed to be with effect from Completion) from each of the Directors and Secretary of Carnival;

(b) the Seller shall procure that a meeting of the Directors of Carnival shall be held at which the transfer of the Carnival Shares to the Purchaser or its nominee shall be approved and the resignations referred to in sub-Clause (a)(iv) above shall be accepted and such persons as the Purchaser shall nominate shall be appointed as Directors and Secretary of Carnival;

(c) documents of title in respect of 5,805 Participations in the capital of the Company registered in the name of Carnival;

(d) Volim and the Purchaser shall appear at the offices of a Notary Public appointed by the Seller and the Purchaser located in Spain and shall grant a public deed of sale and purchase of the Volim Participations in favour of the Purchaser in the Agreed Form;

(e)  the Seller shall procure the delivery to the Purchaser of:

(i) the Stockholders' Registry Book and Minute Books of the Company together with the Public Deed of Incorporation and its Seal and any other Public Deeds containing amendments to the By Laws, if any;

(ii) all necessary forms to be submitted before the Spanish Foreign Exchange Authorities in order to declare the sale by Volim non-resident in Spain;

(iii) each of the following agreements, all duly executed by each of the parties to them:

        (1)  the Service Agreement;

        (2)  the Term Loan Agreement;

        (3)  the Warrant Agreement; and

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        (4)  the Deposit Agreement.

(iv)  the Deed of Priority duly executed by the Seller; and

(v)   the Seller's Legal Opinion, dated as of Completion.

(f) the Company shall draw down and Equitel shall advance the full amount of the Term Loan and the Equitel Term Loan respectively to the Company in immediately available funds.

8.3 The Seller and Volim shall procure that all indebtedness due from either of them or any person connected with them to the Company shall be satisfied in full.

8.4 Upon completion of all the matters referred to in sub-clause 8.1 to 8.3 inclusive, the Purchaser shall:

(a) transfer the Consideration Stock free from all claims, liens, charges, encumbrances and equities and together with all rights attaching or accruing to them to the Seller and to Volim who rely on the representations, warranties and undertaking on the part of the Purchaser set out in Clause 9;

(b)  deliver the Purchaser's Legal Opinion dated as of Completion;

(c)  deliver the Equitel Term Loan Agreement, executed by Equitel;

(d)  deliver the Deed of Priority in the Agreed Form executed by the Purchaser.

8.5 The parties shall not be obliged to complete this Agreement unless all of the provisions of Clauses 8.1 to 8.4 are complied with fully.

8.6 If for any reason the provisions of Clauses 8.1 to 8.4 inclusive are not fully complied with the party not in default may elect (in addition and without prejudice to all other rights or remedies available to it) to rescind this Agreement or fix a new date for Completion.

9.  UNDERTAKINGS OF THE SELLER

9.1 As security for its obligations under Clause 4 and under Clause 10, the Seller undertakes to the Purchaser that, subject to US Securities Laws, until the earlier of (1) 3 months after the third anniversary of Completion and (2) the mutual termination of the Service Agreement and (3) the unlawful termination by the Company of the Service Agreement, or if on that date there remains outstanding any claims by the Purchaser for breach of the Seller's Warranties or any claim by the Purchaser under Clause 4.2 or under any other provision of this Agreement, until the date on which all such claims are finally resolved, it will:

(a) not engage in any trade or commercial activities of any kind save for the holding of the Consideration Stock;

(b) not pledge, charge, encumber or otherwise deal in, assign or transfer any of the Consideration Stock or purport to do any of these things;

(c)  not commence any winding up or other dissolution proceedings;

(d) not change its corporate status or domicile without the Purchaser's consent, such consent not to be unreasonably withheld or delayed;

(e) deposit the certificates representing the Consideration Stock pursuant to the terms of the Deposit Agreement.

9.2 The restrictions placed upon the Consideration Stock in Clause 9.1 are without prejudice to any requirement of US Securities Law, subject to the following:

(a) after 31st December 2000 the provisions of Sub-Clauses 9.1(b) and (e) will only apply to such number of Shares of the Consideration Stock as is equal in value to the value of:

(i) any outstanding claims by the Purchaser for breach of the Sellers warranties;

(ii) the amount of Consideration Stock which the Purchaser may be required to transfer pursuant to clause 4.2.

          such share value to be determined by reference to the average bid price (or nearest equivalent thereto) of the Telemonde Common Stock on the date preceding the date of any proposed transfer or the next business day thereafter;

(b)  the provisions of Sub-Clauses (b) and (e) shall not:

(i)  prohibit the Seller from:

(1) selling such number of Consideration Stock as is required to raise funds to satisfy any claims of the Purchaser for breach of the Seller's Warranties or of any other provision of this Agreement or pursuant to Clause 4.2; or

(2) transferring or surrendering the Consideration Stock to the Purchaser (or as the Purchaser shall direct) in settlement of such claims; or

(ii) prohibit a sale of the Consideration Stock by the Seller in the event a takeover offer is made for Telemonde Inc or a sale which is made with the prior written consent of the Purchaser (such consent not to be reasonably withheld or delayed) provided that in each case the proceeds of such sale are deposited in a bank account in Gibraltar subject to an undertaking in a form reasonably acceptable to the Purchaser (from the Seller or other persons acceptable to the Purchaser), not to pledge, charge, encumber, transfer, use or deal with the proceeds thereof until after the date when transfer of the equivalent proportion of the Consideration Stock would otherwise be permitted under clauses 9.1 and 9.2, and it is agreed by the Seller that where any such sale of Consideration Stock is made, any rights which the Purchaser may have under this agreement to call for the Seller to transfer of the Consideration Stock to it, whether under clause 4.2 or otherwise, shall to the extent that the Seller holds insufficient Consideration Stock to satisfy the rights of the Purchaser apply mutatis mutandis to the equivalent amount of the cash proceeds from any such sale,

9.3 The Seller and the Purchaser agree to cooperate with each other in giving all necessary written instructions pursuant to the Deposit Agreement as may be required to give effect to the terms of this Agreement.

9.4 The Purchaser agrees that it shall not unreasonably withhold its consent to a request by the Seller that its liabilities and obligations under this Agreement be novated in favour of another company or person provided that such company or person shall be a transferee of all the Consideration Stock then held by the Seller and enters into such covenants and agreements to assume the liabilities of the Seller to the Purchaser as the Purchaser may reasonably require to ensure that its rights against such company or person are no less than its rights against the Seller.

10.  WARRANTIES BY THE SELLER

10.1  The Seller hereby warrants and undertakes to the Purchaser that:

(a) except as fairly disclosed to the Purchaser in the Disclosure Letter, each of the statements set out in Schedule 2 is true and accurate it being acknowledged and agreed that documents written in the Spanish language and disclosed are fairly disclosed; and

(b)  each of the Seller's Warranties set out in the several paragraphs of
     Schedule 2 is separate and independent and except as expressly provided to the contrary in this Agreement is not limited by reference to any other paragraphs of Schedule 2.

10.2 The Seller agrees with the Purchaser (as trustee for the Company and its employees) to waive any rights or claims which it or he may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by the Company or its employees in connection with the giving of the Seller's Warranties and the preparation of the Disclosure Letter.

10.3 The provisions of Schedule 3 shall apply to any claims against the Seller for breach of the Seller's Warranties. Save that, the limitations in relation to the Seller's Warranties contained in paragraphs A1, A2 (excluding A2.3(c)), A3, A5, A6, A7 of Schedule 2, Schedule 3 shall not apply and nothing in the Disclosure Letter shall limit the scope of those warranties or the rights of the Purchaser in respect of them.

10.4 Any payment or transfer of Consideration Stock made by the Seller for any breach of this Agreement shall be deemed to be a reduction in the consideration received by the Seller.

11.  WARRANTIES BY VOLIM

11.1 Volim hereby warrants and undertakes to the Purchaser that each of the following statements is true and accurate:

(a) Volim has the requisite power and authority to enter into and perform this Agreement and such entry and performance will not breach, violate, infringe or otherwise affect the rights of any other person;

(b) this Agreement will, when executed, constitute binding obligations of Volim;

(c) the execution, delivery and performance by Volim of its obligations under this Agreement will not:

(i) constitute a default under any instrument or arrangement binding or otherwise to which Volim is a party;

(ii) result in a breach of any order, judgement or decree of any court or government agency to which Volim is a party or by which Volim is bound;

(d) the Volim Participations constitute all of the interests in the share capital of the Company in which Volim has any interest of any kind;

(e) there is no option, right of pre-emption, right to acquire, mortgage charge, pledge, lien or other form of security or encumbrance on, over or affecting any of the Volim Participations nor is there any commitment by Volim to give or create any of the foregoing and no person has claimed to be entitled to any of the foregoing; and

(f) Volim is entitled to sell and procure the transfer of the full legal and beneficial ownership in the Volim Participations to the Purchaser or its nominee on the terms set out in this Agreement.

11.2 Each of the statements in Clause 11.1 is separate and independent and is not limited by reference to any other statement and none of the Volim Warranties shall be treated as qualified by any actual or constructive knowledge on the part of the Purchaser or any of its agents.

11.3 The maximum aggregate liability of Volim in respect of all claims under this Agreement shall not in any event exceed the lower of US $1.5 million and the aggregate middle market price on NASDAQ (or the NASD OTC Bulletin Board (as the case may be)) of the Consideration Shares transferred to Volim pursuant to Clause 5 on the date the claims agreed or finally adjudicated.

11.4 Volim shall be entitled to satisfy any claim by transferring or surrendering (as the case may be) any of the Consideration Stock to the Purchaser (as Volim elects in its/their absolute discretion) and the parties agree that such shares shall have a value for the purposes of settlement of the claim of $US4.25 per share or, if higher, the average NASDAQ (or the NASD OTC Bulletin Board (as the case may be)) mid-market price of Telemonde Common Stock on the five dealing days immediately preceding the date on which the transfer or surrender takes place.

11.5 Any payment made by Volim for any breach of this Agreement shall be deemed to be a reduction in the consideration received by Volim.

12.  WARRANTIES BY THE PURCHASER

12.1 The Purchaser hereby warrants and undertakes to the Seller and Volim that each of the following statements is true and accurate:

(a) so far as Purchaser is aware the information provided by or on behalf of the Purchaser in reply to the Seller's due diligence list is true and accurate in all material respects;

(b) the Consideration Stock is duly authorised, validly issued, fully paid, and non-assessable and ranks pari passu with all other issued Telemonde Common Stock;

(c) the details of the outstanding Telemonde Stock and of the options to acquire Telemonde Stock in the Agreed Form is true and accurate;

(d) there is not, nor is there any agreement or arrangement to create, any mortgage, charge, lien, pledge, option, right of pre-emption, right to acquire or other form of security or encumbrance affecting any of the Consideration Stock and no claim has been made by any person to be entitled to any of the foregoing;

(e) so far as the Purchaser is aware, upon filing a registration statement on Form S1 with the Securities and Exchange Commission, Telemonde will have complied in all material respects with all regulations, rules and requirements relating to NASD OTC Bulletin Board companies (including any of the same contained in the US Securities Act 1933) and, subject to such filing being made, the Purchaser knows of no reason why permission or consent for dealings in the Telemonde Stock on the NASD OTC Bulletin Board may be withdrawn, varied or cancelled;

(f) the Consideration Stock will represent 5.2% of the issued common stock of Telemonde on the date of this Agreement;

(g) on Completion the Seller will have transferred to itself good and unencumbered title to the Consideration Stock which (subject to the restrictions on transfer imposed by the US Securities Laws) are freely transferable without the consent or permission of the Purchaser, Telemonde or any other third party;

(h) the Purchaser has the necessary power and authority to enter into and perform this Agreement and sell and transfer or procure the transfer of the Consideration Stock and this Agreement constitutes valid and binding obligations of the Purchaser in accordance with its terms;

(i) neither the Purchaser or any of its subsidiaries is insolvent within the meanings of Section 123 of the Insolvency Act 1986;

(j) the Purchaser is not aware of any information concerning Telemonde which is not in the public domain and which the Purchaser reasonably considers would, if it became public, have a materially adverse effect on the price at which Telemonde Stock is currently being bought and sold on the NASD OTC Bulletin Board.

For the purposes of these Warranties the knowledge of the Purchaser shall be given on the basis of having made due and careful enquiry of Mr Kevin Maxwell and Mr Larry Trachtenberg.

12.2 The liability of the Purchaser in respect of the Warranties contained in Clause 12.1(a), (e) and (j) shall in the absence of fraud or dishonesty on the part of the Purchaser:

(a)  terminate on 31st December 2000;

(b)  not exceed $15,000,000.

12.3 The Purchaser hereby undertakes to the Seller (for itself and as agents of the Company to procure that, without the prior consent of the lender under the Term Loan Agreement:

(a) the Company will not either directly or indirectly expend the proceeds of the Term Loan or the Equitel Term Loan (the "Proceeds") on setting up businesses or trading outside of Spain;

(b) the Company will not either directly or indirectly make the Proceeds or the benefit thereof available to any third party (including companies in its group) whether by way of loan, credit, gift, deposit, cash collateral or otherwise; and

(c)  the Proceeds will be used exclusively by the Company in its business.

12.4 The Purchaser hereby covenants to the Seller and Volim to indemnify and keep indemnified on demand, the Seller and Volim from any stamp duty or other transfer or similar transfer tax duty or levy payable by them in respect of the transfer to them of the Consideration Stock, including any related fine, penalty, surcharge or interest imposed by any tax authority in respect of late payment of such tax duty or levy or the like.

13.  TAX INDEMNITY

13.1 Subject to Clause 13.2, the Seller covenants to pay to the Purchaser an amount equal to:

     13.1.1 the amount of Carnival's or the Company's liability and 60% of the amount of the Subsidiary's liability to make a payment of any form of taxation, levy, duty, charge contribution or impost in the nature of taxation (including any related fine, penalty, surcharge or interest) imposed by a tax authority ("Tax"):

(a) which arises in consequence of an event, action, transaction or omission (an "Event") occurring on or before Completion whether or not the Tax is chargeable against or attributable to another person;

(b)  arising in consequence of an Event occurring:

(i) at any time and for which any of Carnival, the Company or the Subsidiary is liable solely as a result of having at any time before Completion been a member of a group for Tax purposes; or

(ii) at any time and for which any of Carnival, the Company or the Subsidiary is liable solely as a result of having at any time before Completion been controlled by any person;

     13.1.2 any Tax which would have been repaid but for the loss, reduction, set-off or cancellation of a right to repayment of Tax in consequence of an Event occurring on or before Completion.

13.2  Clause 13.1 does not apply to a liability to the extent that:

(a) provision or reserve in respect of the liability was made disclosed or noted in the Accounts;

(b) such liability arises or is increased as a consequence of any voluntary act or omission of the Purchaser or a member of the Purchaser's group of companies for taxation purposes (the "Purchaser's Group) or their agents after Completion otherwise than in the ordinary course of business of any such company;

(c) the liability arises as a result only of a provision or reserve for the liability made in the Accounts being insufficient in consequence of an increase in Tax rates or change in any law or the change or withdrawal of published practice or extra statutory concession of a taxation authority announced after the date of this Agreement with retrospective effect; and

(d) it relates to any fine penalty or surcharge or interest arising by reason of any failure on the part of the Purchaser or the Purchaser's Group in keeping, maintaining or submitting any account records form return or computation after Completion provided that any such failure on the part of the Purchaser or the Purchaser's Group does not arise from any act or omission on the part of the Seller;

(e) such liability was paid or discharged on or before Completion and such payment or discharge is reflected in the Accounts;

(f) such liability results directly from transactions undertaken in the ordinary course of the business since the Accounts Date;

(g)  such liability arises or is increased as a result of:

               (i) any change in accounting or taxation policy or practice of Carnival, the Company or the Subsidiary introduced after Completion, other than a change in accounting or taxation policy or practice required to bring policy or practice into line with generally accepted policy or practice in Spain as at Completion;

               (ii) any change after Completion of the date to which Carnival, the Company or the Subsidiary makes up its accounts;

               (iii) the cessation or winding up after Completion of a trade or a major change in the nature or conduct of a trade carried on by Carnival, the Company or the Subsidiary;

               (iv) such a liability would not have arisen but for the failure or omission by any Group Company after Completion to make any claim, election, surrender, revocation or disclaimer or give any notice or consent or do any other thing the making, giving or doing of which was taken into account in computing any provision or reserve for taxation in the Accounts;

(h) written notice of the claim specifying in reasonable detail the basis of the claim and so far as reasonably practicable an estimate of the amount involved shall not have been given to the Seller by or on behalf of the Purchaser on or before the fourth anniversary of the date hereof;

(i) the total aggregate liability of the Seller in respect of all claims the Purchaser is entitled to make under this Agreement has not exceeded in aggregate $175,000 (provided that once such aggregate amount has been exceeded the Seller shall be liable for the whole amount of the claim and not simply the excess);

(j) the maximum aggregate liability of the Seller in respect of all claims under this Agreement shall have reached the threshold provided for in clause 2 of Schedule 3 of this Agreement.

13.3 Where any currency conversion is required to calculate any liabilities under the warranties, the Tax Indemnity or otherwise under this Agreement the currency conversion shall be effected for this purpose at the exchange rates applicable on the date of Completion.

13.4 The Seller shall be entitled to satisfy any claim arising pursuant to this clause 13 by transferring or surrendering or selling (as the case may be) any of the Consideration Stock to the Purchaser or Telemonde Inc or the transferor from whom it receives the stock as the Seller may elect on the terms provided for in clause 3 of Schedule 3 to this Agreement.

13.5 The Purchaser shall not be entitled to recover any sum in respect of any claim for breach of any of the tax warranties in respect of any claim under this clause 13 or otherwise obtain reimbursement or restitution more than once in respect of the same loss or damage.

14.  CONFIDENTIALITY

14.1 The Seller and Volim each hereby undertake to the Purchaser, for itself and as trustee for the Company that it will:

(a) not at any time after the date of this Agreement divulge or communicate to any person other than to officers or employees of the Company whose province it is to know the same, on the instructions of the Board of Directors of the Company, any confidential information concerning the business, accounts, finance or contractual arrangements or other dealings transactions or affairs of the Company which may come to its knowledge; and

(b) use its reasonable endeavours to prevent publication or disclosure of any confidential information concerning such matters;

provided that such undertakings shall cease to have effect in relation to any confidential information which comes into the public domain otherwise than through the fault of any of the Sellers or Volim.

15.  ANNOUNCEMENTS

     Neither the Seller nor Volim nor the Purchaser shall make or permit any person connected with any of them to make any announcement concerning the sale and purchase of the Carnival Shares or the Volim Participations or any ancillary matter after Completion except as required by law or other applicable regulation or with the written approval of the other party, such approval not to be unreasonably withheld or delayed and for these purposes announcements by Telemonde Inc or other companies in its or the Purchaser's Group shall be deemed to be announcements of the Purchaser.

16.  NOTICES AND RECEIPTS

16.1 Any notice or other document to be served under this Agreement may be delivered or sent by registered post or facsimile process to the party to be served at his address appearing in this Agreement or at such other address as he may have notified to the other Parties in accordance with this clause.

16.2  Any notice or document shall be deemed to have been served:

(a)  if delivered, at the time of delivery; or

(b) if posted, at 10.00 am on the second business day after it was put into the post; or

(c) if sent by facsimile process, at the expiration of 2 hours after the time of despatch, if despatched before 3.00 pm on any business day, and in any other case at 10.00 am on the business day following the date of despatch.

16.3 In proving service of a notice or document it shall be sufficient to prove that delivery was made or that the envelope containing the notice or document was properly addressed and posted as a prepaid registered post letter or that the facsimile message was properly addressed and despatched as the case may be.

17.  RESOLUTIONS AND WAIVERS

17.1 In relation to the Company, the Seller shall procure the convening of all meetings, the giving of all waivers and consents and the passing of all resolutions as are necessary under the Limited Liability Companies Act, its Articles of Association or any agreement or obligations affecting it to give effect to this Agreement.

17.2 For so long after Completion as the Seller remains the registered holder of any of the Carnival Shares or, in the case of Volim, it remains the registered holder of any of the Volim Participations, each of the Sellers and Volim will hold them and any distributions, property and rights deriving from them in trust for the Purchaser and will deal with the Participations and any distributions, property and rights deriving from them as the Purchaser directs and will on request by the Purchaser execute an instrument of proxy or other document which enables the Purchaser or its representative to attend and vote at any meeting of the Company.

17.3 In relation to Telemonde Inc, the Purchaser shall procure the convening of all meetings, the giving of all waivers and consents and the passing of all resolutions as are necessary to transfer the Consideration Stock to the Seller and Volim free of any mortgage, charge, lien, pledge or other encumbrance and to register the Seller and Volim as the registered owners of the Consideration Stock in the register of members of Telemonde Inc and as are generally necessary to give effect to this Agreement and the Warrant Agreement.

17.4 For so long after Completion the Purchaser remains the registered holders of any of the Consideration Stock the Purchaser shall hold the Consideration Stock and any distributions, property and rights deriving from them in trust for the Seller and Volim (in the proportions set out in Clause 3.2 hereof) and will deal with the Consideration Stock and any distributions, property and rights deriving from them as the Seller and Volim direct and will on request by the Seller and Volim execute any instrument of proxy or other document which enables the Seller and Volim or their representatives to attend and vote at any meeting of Telemonde.

18.  GENERAL

18.1 Each of the obligations, warranties and undertakings set out in this Agreement which is not fully performed at Completion will continue in force after Completion.

18.2 If the Carnival Shares or any of the Participations or the Consideration Stock are sold or transferred after Completion, the benefit of each of the obligations, warranties and undertakings undertaken or given by the Seller and Volim and the Purchaser (as the case may be) may be assigned to the purchaser or transferee who may enforce them as if he had been named in this Agreement as the Purchaser or the Seller or Volim (as the case may be). The Purchaser may also assign its rights under this agreement to any holding company or subsidiary of the Purchaser or to any company which is a subsidiary of any such holding company, provided that if the assignee ceases to be such a holding company or subsidiary, the assignment shall lapse if not reassigned to the Purchaser or another assignee permitted by this clause.

18.3 Subject to sub-clause 18.2, none of the rights or obligations under this Agreement may be assigned or transferred without the prior written consent of all the Parties.

18.4 The Purchaser may release or compromise in whole or in part the liability of the Seller or Volim under this Agreement or grant any time or other indulgence without affecting the liability of the other.

18.5  Time is of the essence in relation to this Agreement.

18.6 Each party shall pay the costs and expenses incurred by him or it in connection with the entering into and completion of this Agreement.

18.7 This Agreement may be executed in any number of counterparts, all of which, taken together shall constitute one and the same Agreement and any party may enter into this Agreement by executing a counterpart.

19.  WHOLE AGREEMENT

19.1 This Agreement and the documents referred to in it contain the whole agreement between the Parties relating to the transactions contemplated by this Agreement and supersede all previous agreements, arrangements and understandings between the Parties relating to these transactions.

19.2 Each of the Parties acknowledges that in agreeing to enter into this Agreement he or it has not relied on any representation, warranty or other assurance except those set out in this Agreement and waives all rights and remedies, which, but for this Clause might be available to it in respect of such representation, warranty or other assurance provided that nothing in this Clause shall limit or exclude any liability for fraudulent misrepresentation.

20.  RESPONSIBILITY FOR BROKER'S COMMISSION

     Each of the Parties represents to the others that all negotiations leading to this Agreement have been carried on by it directly with the others without the intervention of any other person and any claim for brokerage commission or similar claim relating to this Agreement shall be the responsibility of the Party incurring the same, provided that any such claim incurred by the Company shall be the joint and several responsibility of the Sellers.

21.  GUARANTEE BY EQUITEL

21.1 Equitel as primary obligor unconditionally and irrevocably undertakes with the Seller that it will pay to the Seller or Volim any amount which the Purchaser is liable to pay under the provisions of this Agreement and will itself duly and punctually perform, or procure that the Purchaser shall duly and punctually perform, all of its respective obligations arising under this Agreement.

21.2 The obligation of Equitel under this Clause shall not be affected by any matter or thing which but for this provision might operate to affect or prejudice such obligation, including without limitation:

(a)  any time or indulgence granted to or composition with the Purchaser;

(b) the taking, variation, renewal or release of, or neglect to perfect or enforce this Agreement of any rights, guarantees, remedies or securities from or against the Purchaser; or

(c) any unenforceability, invalidity, legal limitations, disability or other circumstances relating to the Purchaser, so that the obligation of Equitel under this Clause shall be construed as if there were no such unenforceability or invalidity.

22.  GOVERNING LAW

     This Agreement is governed by and shall be construed in accordance with English law. Each of the Seller and Volim submits to the non-exclusive jurisdiction of the English Courts for all purposes relating to this Agreement (save where otherwise expressly provided herein) and each of the Seller and Volim hereby appoint Browne Jacobson of Aldwych House, 81 Aldwych, London as their agent for service. The Purchaser submits to the non exclusive jurisdiction of the English Courts for all purposes of this Agreement (save where expressly provided herein) and hereby irrevocably appoint the Purchaser's Solicitors or their agents for service.

23. For the avoidance of doubt, and notwithstanding any other provisions of this Agreement, the maximum aggregate liability of the Seller in respect of all claims under this Agreement (which for the avoidance of doubt includes claims under clause 4 (clawback of consideration), clause 10 and clause 13 (tax indemnity)) shall not in any event exceed the lower of US $15,000,000 and the aggregate middle market price on NASDAQ or NASD OTC Bulletin Board (as the case may be) for the Consideration Stock, transferred to the Seller pursuant to clause 5 on the date the claims are finally agreed or adjudicated.

IN WITNESS of which this Agreement has been executed by the Parties or their duly authorised representatives on the date which appears first on page 1.

                                   SCHEDULE 1

                                     Part 1

                            Particulars of Carnival


 (1)   Company Number:      68148

 (2)   Share Capital:       (Pounds)100

 (3)   Registered Holders:  the Seller

 (4)   Registered Office:   Suite 4, 4 Giro's Passage, Gibraltar

 (5)   Director(s):         Stuart Rodrigues

 (6)   Secretary:           Gibro Secretaries Ltd

 (7)   Incorporation Date:  5th March 1999

 (8)   Tax Code:            1st January to 31st December

                                     Part 2

                           Particulars of the Company


(1)    Company Numbers:     Book 552 Volume 1639
                            Page MA-19713 Folio 29

(2)    Share Capital:       Pta. 64,500,000 represented by 6,450 participations
                            each with a nominal value of Pta. 10,000 and numbered from 1 to 6,450 inclusive

                            (i)  Authorised:-    Pta. 64,500,000
                            (ii) Issued:-        Pta. 64,500,000

(3)    Registered Holders:  Carnival Limited - 5,805         (numbers 1 to 49 and 696 to 6,450 inc.
                                                             representing 90% of the stock capital of
                                                             the Company)

                            Volim Holding BV - 645           (numbers 51 to 695 inc. representing 10% of the stock capital of the
                                                             Company)

(4)    Registered Office:   Avda Severo Ochoa No 28 Edificio Marina Marbella

                            3A, Marbella (Malaga) Spain

(5)    Director:            Yves Horoit

(6)    Secretary:           N/A

(7)    Corporate Year:      1st Jan to 31st Dec each year

(8)    Tax code:            B-29707585

                                     Part 3

                         Particulars of the Subsidiary


(1)  Company Number:  Book 1249 Volume 2336
                      Page MA36547 Folio 23

Pta. 1,000,000 represented by 1,000 participations each with a nominal value of Pta. 1,000 and numbered from 1 to 1,000 inclusive

(2)  Share Capital:       (i)   Authorised:-  Pta. 1,000,000
                          (ii)  Issued:-      Pta. 1,000,000

(3)  Registered Holders:  1 to 6000     :     the Company
                          6001 to 10,000:     to follow

(4)  Registered Office:   Avda Severo Ochoa No 28 Edificio Marina Marbella
                          3A, Marbella (Malaga) Spain

(5)  Director:            Yves Horoit

(6)  Secretary:           N/A

(7)  Corporate Year:      1st Jan to 31st Dec each year

(8)  Tax code:            B920 48768

                                   SCHEDULE 2

                                 The Warranties


A.   General
B.   Accounts/Financial
C.   Business
D.   Tax
E.   Intellectual Property etc
F.   Directors/Employees etc

A.   GENERAL

A.1  The Recitals and the Schedules

     The information relating to the Seller and Carnival, the Company and the Subsidiary contained in the Recitals and Schedules to this Agreement is true and accurate.

A.2  Sellers' authority and capacity

A.2.1 The Seller has the requisite power and authority to enter into and perform this Agreement and such entry and performance will not breach, violate, infringe or otherwise affect the rights of any other person.

A.2.2 This Agreement will, when executed, constitute binding obligations on the Seller.

A.2.3 The execution and delivery of and the performance by the Seller of its obligations under this Agreement will not:

(a) constitute a default under any instrument or arrangement binding or otherwise to which the Seller is a party; or

(b) result in a breach of any order judgment or decree of any court or governmental agency to which the Seller is a party or by which the Seller is bound; or

(c) relieve any other party to a contract with the Company of its obligations or enable that party to vary or terminate its rights or obligations under that contract; or

(d) result in the creation or imposition of any lien, charge or encumbrance of any nature on any of the property or assets of the Company or Carnival.

A.3  By-laws

The copies of the By-laws of Carnival and the Company delivered by the Seller to the Purchaser are true complete and accurate in all respects and has embodied in it or annexed to it true, accurate and complete copies of all resolutions agreements and consents required by law to be so embodied or annexed.

A.4  Compliance with Companies Acts

A.4.1 So far as the Seller is aware the Company and its officers (in their capacities as such) have complied in all material respects with the provisions of the Limited Liability Companies Act and in particular (without prejudice to the generality of the foregoing) the Company has deposited its annual accounts with the Commercial Registry in due form and all other documents required to be filed with the Registrar of Companies in respect of the Company have been filed.

A.4.2 The Statutory Books and Minute Books of the Company have been properly written up and contain a true and accurate record of the matters which should be dealt with in such books and no notice or allegation that any of them is incorrect or should be rectified has been received. The Company keeps its books of commerce and corporate books up to date in all material respects pursuant to existing legislation and in accordance with Generally Accepted Spanish Accounting Principles.

A.4.3 The Company has not received notice that, and is not otherwise aware that, any returns and particulars, resolutions and other documents which the Company is required by law to file with or deliver to the Registrar of Companies have not been correctly made up and duly filed or delivered.

A.5    Sellers' interests

The Seller nor any person connected with it has any interest, directly or indirectly:

A.5.1 in any business which has a close trading relationship with, or is competitive with the business of the Company; or

A.5.2 in any material asset which within the two years preceding the date of this Agreement has been acquired or disposed of by or leased to the Company.

A.6  Carnival

A.6.1 The details relating to Carnival set out in Schedule 1 are true and accurate.

A.6.2 Carnival has, since the date of its incorporation, undertaken no commercial or trading activity of any kind and has not entered into any transactions save for the acquisition of the Carnival Participations.

A.6.3 Save for the Carnival Participations, Carnival has not assets and does not have any liabilities.

A.6.4 The Carnival Shares constitute the whole of the issued and allotted share capital of Carnival.

A.6.5 No person is entitled, or has claimed to be entitled, to require Carnival to issue any share or loan capital either now or at any future date, whether contingently or not.

A.6.6 There is no option, right of pre-emption, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance, over or affecting any of the Carnival Shares nor is there any commitment to give or create any of the foregoing and no person has claimed to be entitled to any of the foregoing.

A.6.7 The Seller is entitled to sell and procure the transfer of the full legal and beneficial ownership in the Carnival Shares on the terms set out in this Agreement.

A.7  Ownership of the Participations

A.7.1 The Participations constitute the whole of the issued and allotted share capital of the Company. Details of the ownership of the Participations set out in Schedule 1 are true and accurate.

A.7.2 No person is entitled, or has claimed to be entitled, to require the Company to issue any share or loan capital either now or at any future date whether contingently or not.

A.7.3 There is no option, right of pre-emption, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance on, over or affecting any of the Carnival Participations nor is there any commitment to give or create any of the foregoing and no person has claimed to be entitled to any of the foregoing.

A.7.4 Carnival is entitled to sell and procure the transfer of the full legal and beneficial ownership in the Carnival Participations free of any charges, liens or encumbrances.

A.8  Subsidiaries, Associations and Branches

A.8.1        The Company:

(a) save in respect of its interest in the Subsidiary, does not hold or beneficially own, nor has it agreed to acquire, any securities of any other corporation (whether incorporated in Spain or elsewhere);

(b) is not and has not agreed to become a member of any partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations);

(c)  has not outside Spain any branch or any permanent establishment.

A.8.2 The 9,999 participations in the Subsidiary held by the Company and others (as disclosed in the Disclosure Letter), together with 1 participation held by Haberton Limited together constitute the whole of the issued and allotted share capital of the Subsidiary. All of the participations of the Subsidiary owned by the Company are fully paid.

A.8.3 No person is entitled, or has claimed to be entitled, to require the Subsidiary to issue any share or loan capital either now or at any future date whether contingently or not.


A.8.4 There is no option, right of pre-emption, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance on, over or affecting any of the shares in the Subsidiary nor is there any commitment to give or create any of the foregoing and no person has claimed to be entitled to any of the foregoing.

A.8.5 The Subsidiary has not given any guarantee or indemnity of any type or, save in the ordinary course of business, contracted to make any payments.

A.8.6 Neither the Subsidiary nor any of its agents or any other person for whose acts or defaults the Subsidiary is liable whether vicariously or otherwise is engaged in any litigation, arbitration, prosecution or other legal proceedings or in any proceeding or hearing before any statutory or governmental body, department, board or agency in each case concerning the Subsidiary and no such proceeding or hearing is pending or threatened.

A.9  Ownership of Assets

A.9.1 Except for current assets offered for sale or sold in the ordinary course of trading, the Company has not since the Accounts Date disposed of any of the assets included in the Accounts or any assets acquired or agreed to be acquired since the Accounts Date with an aggregate value in excess of $15,000.

A.9.2 None of the property, assets, undertaking, goodwill or uncalled capital of any of the Company is subject to any encumbrance (including, without limitation, any debenture, mortgage, charge, lien, deposit by way of security, bill of sale, lease, hire-purchase, credit-sale or other agreement for payment on deferred terms, option or right of pre-emption) or any agreement or commitment to give or create any of the foregoing.

A.10    Vulnerable Transactions

A.10.1 The Company has not been party to a transaction pursuant to or as a result of which an asset owned, purportedly owned or otherwise held by it is liable to be transferred or re-transferred to another person or which gives or may give rise to a right of compensation or other payment in favour of another person in the event of the insolvency of any person.

A.10.2 The Company is not and has not been party to any agreement or transaction outside, or exceptional to, the ordinary course of its business.

A.11 Compliance with Statutes


     The Company has not, nor has its officers, agents or employees (during the course of their duties), done or omitted to do anything which is a contravention of any statute, order, regulation or the like giving rise to any material fine, penalty or other liability on the part of the Company.

A.12 Licences and Consents

     The Company is not aware that it does not have any licences (including statutory licences) and consents necessary to own and operate its assets and to carry on its business as it does at present and the Seller is not aware of anything that might prejudice the continuation or renewal of any of those licences or consents.

A.13 Insider Contracts

A.13.1 The Company is not a party to any contract or arrangement in which the Seller or Volim or any person connected with any of them is interested, directly or indirectly.

A.13.2 The Company is not a party to, nor during the last two years have its profits or financial position been affected by, any contract or arrangement which is not of an entirely arm's length nature.

A.13.3 The Sellers nor Volim nor any person connected with any of them is a party to any outstanding agreement or arrangement for the provision of finance, goods, services or other facilities to or by the Company or the Subsidiary or in any way relating to the Company or the Subsidiary or the affairs of either of them.

A.14 Litigation

A.14.1 Save for debt collections not exceeding $10,000 in aggregate, the Company is not engaged in any litigation or arbitration proceedings and there are no such proceedings pending or threatened by the Company.

A.14.2 The Seller does not know of anything which is likely to give rise to any litigation or arbitration proceedings by or against the Company exceeding a value of $10,000.

A.14.3 So far as the Seller is aware the Company is not the subject of any investigation or inquiry by any governmental, administrative or regulatory body.

A.15 Insolvency

A.15.1 No receiver or administrative receiver has been appointed in respect of the Company or in respect of the whole or any part of the assets or undertaking of the Company.

A.15.2 No administration order has been made and no petition has been presented for such an order in respect of the Company.

A.15.3 No meeting has been convened at which a resolution will be proposed nor has any resolution been passed nor has any petition been presented or order made for the winding up of the Company.

A.15.4 The Company has not stopped or suspended payment of its debts, become unable to pay its debts or otherwise become insolvent.

A.15.5 No unsatisfied judgment, order or award is outstanding against the Company and no written demand has been made against the Company and no distress or execution has been levied on, or other process commenced against, any asset of the Company.

A.15.6 The Company is not in a voluntary arrangement or other agreement or composition with its creditors and is not, and has not, been the subject of any application, arrangement or proceedings requesting the administrative receivership (Suspension de pagos) of the Company, has not presented and no third party has presented a writ requesting the bankruptcy (Quiebra) of the Company, and the Company has not passed any resolution resolving the wind up and liquidation and neither is it in a situation whereby the applicable Corporate Legislation would force it to do so.

B.   ACCOUNTS/FINANCIAL

B.1  Accounts

B.1.1 The Accounts correctly describe the assets of the Company and give a true and fair view of the state of affairs of the Company as the Accounts Date and of the profit or loss of the Company for the period ended on the Accounts Date.

B.1.2 Any redundant or obsolete stock existing at the Accounts Date was properly written down in accordance with recognized accounting principles and the value attributed to the remaining stock did not exceed the lower of acquisition cost or net realisable value at the Accounts Date.

B.1.3 No stock included in the Accounts was acquired otherwise than by way of a transaction which was entirely at arm's length.

B.1.4 The Company is the owner free from encumbrances or other third party rights in the nature of security or title retention of all its undertaking and assets which are included in the Accounts and all such assets are in its possession or under its control.

B.2  Accounting Records

     The books and records (including all invoices and other records required for value added tax purposes) of the Company relating to its financial and trading position have been kept on a proper and consistent basis.

B.3  Position since the Accounts Date

     Since the Accounts Date:

B.3.1 the business of the Company has been carried on in the ordinary and usual course;

B.3.2 no directors fees have been paid and no resolution (whether by the Board of Directors or by General Meeting) that such fees be paid has been proposed or passed by the Company;

B.3.3 the Company has not disbursed any cash except in the ordinary course of its business and all amounts received by the Company have been deposited with that Company's bankers and appear in the appropriate books of account;

B.3.4 no dividends or other distributions have been declared, paid or made on or by the Company;

B.3.5 the Company has not entered into any capital transaction as vendor, purchaser, lessor or lessee or otherwise undertaken any material commitment on its capital account which has an individual value in excess of $5,000 or (when aggregated with other such commitments) an aggregate value in excess of $20,000.

B.4  Borrowings etc

B.4.1 The Company has not received notice (whether formal or informal) from any person who is currently, or who has at any time been a lender to it requiring repayment of any indebtedness or intimating the enforcement by any such lender of any security which it may hold over any assets of the Company and without making any enquiry the Sellers are not aware of any circumstances likely to give rise to any such notice being given or which would enable any such notice to be given.

B.4.2 The total amount borrowed by the Company from its bankers does not exceed its overdraft facilities as set out in the Disclosure Letter.

B.4.3 The Company has not lent any money which has not been repaid to it or acquired the benefit of any debt (present or future) save for debts in respect of the sale of trading stock in the normal course of trading.

B.4.4 The Company has not outstanding any loan capital or any money borrowed (other than under the overdraft facilities disclosed pursuant to the above), including money raised by factoring.

B.4.5 The Company has not outstanding any liability (whether present or future) in respect of any guarantee or indemnity of the obligations of any third party.

B.4.6 The Company has paid each of its creditors in a reasonable time and has not made any agreement to postpone or delay any payment of its debts and "paid" in this context means that either cash has been paid or a cheque has been given or despatched to the relevant creditor and has not been cancelled by the Company.

B.5  Plant and Equipment

     Of the plant, machinery, fixtures, fittings, equipment, vehicles, furniture, materials and other assets (not being current assets) acquired by the Company since incorporation and included in the Accounts, none with a book value in excess of $1,000:

B.5.1 has been sold or disposed of at a figure lower than book value or an open market arm's length value whichever is the higher;

B.5.2 has been or has been agreed to be let on hire or hire purchase or sold on deferred terms; and

B.5.3 was acquired at a price in excess of market value at the time of acquisition.

B.6  Government grants

     The Company is not subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any government department or other body.

B.7  Loans

     The Company has not lent any money which has not been repaid to it or owns the benefit of any debt (whether present or future) other than debts accrued to it in the ordinary course of its business.

B.8  Bank Accounts

     So far as the Seller is aware the statement of the Company's bank accounts and of the credit or debit balances on them attached to the Disclosure Letter is correct as at its date and the Company has not any other bank or deposit account (whether in credit or overdrawn) not included in the statement and since the date of that statement there has not been any payment out of any of the accounts except for routine payments and the balance on the accounts is not substantially different from the balances shown on the statement.

B.9  Guarantees etc

     The Company has not given any guarantee, indemnity or like commitment in respect of the obligations of any other person.

C.   BUSINESS

C.1  Suppliers and customers

     The Seller without having made enquiry knows of no reason which is not known to the Purchaser why any supplier customer or person who has had dealings with the Company has ceased or will cease dealing with the Company or may substantially reduce its dealings with the Company after Completion or as a result of the acquisition by the Purchaser of the Carnival Shares or the Volim Participations.

C.2  Trading Contracts and Outstanding Offers

C.2.1 So far as the Seller is aware the Company has observed and performed in all material respects all the terms and conditions on its part to be observed and performed under its trading contracts.

C.2.2 The Company will not be required after the date of this Agreement to undertake any work or supply any goods or services except on normal commercial terms under a contract entered into on or before the date of this Agreement.

C.2.3 No offer, tender or the like which is capable of being converted into any material adverse obligation of the Company by an acceptance or other act of some other person is outstanding, except in the ordinary course of its business.

C.3  Defective Products and Installation

C.3.1 The Company has not received notice that it has manufactured or sold products which are or have or will become in any material respect dangerous, faulty or defective or which do not comply in any material respect with any warranty or representation expressly or impliedly made by it.

C.3.2 Save for obligations implied by law, the Company has not accepted any express obligation to service, repair or maintain any system or product installed, serviced or repaired by it or by any third party other than on arm's length terms and for fair consideration.

C.4  Material Contracts

C.4.1 In relation to the agreements listed in paragraph C4.2 or attached to the Disclosure Letter:

(a) such agreements are the only agreements for the distribution or provision of telecommunication services to which the Company is a party;

(b) the Purchaser has been provided with complete and accurate copies of all such agreements;

(c) all such agreements are valid and enforceable obligations of the parties to them

(d)  no party to any such agreement is in material breach of that agreement.

C.4.2  The agreements referred to in paragraph C4.1 are :

     (1)  Distribution Agreement with Calderon y Cuevas, SC dated 10 May 1999;

     (2) Distribution Agreement with Canca Escalona, SL dated 10 May 1999;

     (3) Distribution Agreement with Jose Maria Sanchez Gonzalez, owner of the store EL OFERTON dated 11 May 1999;

     (4) Distribution Agreement with SKYT SL, owner of the store BAZAR dated 20 May 1999;

     (5)  Distribution Agreement with Papeleria el Delfin dated 17 May 1999;

     (6) Distribution Agreement with Iglesia Santa Maria de la Encarnacion Mayor dated 10 May 1999;

     (7) Distribution Agreement with SKYT SL, owner of the store BAZAR del Legionario dated 10 May 1999;

     (8) Distribution Agreement with Jose Luis Contreras Lopez, concessioner of Meson del Soldado and the Cafeteria de Mandos dated 10 May 1999;

     (9) Distribution Agreement with Austrina SL owner of several coffee shops at military locations throughout Spain dated 27 April 1999;

     (10)  Distribution Agreement with Star Med SL dated 28 June 1999;

     (11) Distribution Agreement with Mr Rachid El Mezedeguy owner of Bar Raco D[]en Paco dated 22 June 1999;

     (12) Distribution Agreement with Breno 2000 SL dated 27 April 1999;

     (13) Distribution Agreement with Maria Teresa Jimenez Diufain owner of Expendiduria de Tabaco dated 30 April 1999;

     (14) Distribution Agreement with Disco London Underground dated 18 May
1999;

     (15) Distribution Agreement with Geronimo Martin Ventura dated 25 May 1999;

     (16) Distribution Agreement with Asociacion Unificada Malaguena de Autonomos del Taxi (AUMAT) dated 27 January 1999;

     (17) Distribution Agreement with Asociacion de Radio Taxi de Fuengirola dated 30 April 1999;

     (18) Distribution Agreement with Airport Parking SL dated 11 May 1999;

     (19) Distribution Agreement with Asociacion de Trabajadores Autonomos del Taxi de las Palmas (ATAT) dated 24 March 1999;

     (20) Distribution Agreement with Union de Trabajadores Autonomos del Taxi from Tenerife (UTAT) dated 27 March 1999;

     (21) Distribution Agreement with Asociacion Sindical de Empresarios Taxistas de la Bahia de San Antonio (Ibiza) dated 1 June 1999;

     (22) Distribution Agreement with Sindicat del Taxi de Catalunya (STAC) dated 21 April 1999;

     (23) Distribution Agreement with Cripton Telecommunications SL dated 18 June 1999;

     (24) Distribution Agreement with Compania de Llamadas Internacionales SL dated 21 July 1999;

     (25) Service Agreement with Globatel SL dated 26 April 1999;

     (26) Publicity Agreement with Laurent Fuchs dated 8 April 1999;

     (27) Publicity Agreement with Merlin, Ideas en Accion SL dated 1 June 1999;

     (28)  Publicity Agreement with Radio Solymar dated 1 February 1999;

     (29) Service Agreement with Messenger Communications Network BV dated 24 October 1998;

     (30) Collaboration Agreement with RSL Communications Spain SA dated 18 March 1998; and

     (31) Agency Agreement with RSL Communications Spain SA dated 18 March 1998.

C.4.3 The Company is not a party to any contract, arrangement, or obligation which, whether by reason of its nature, term, scope, price or otherwise, is or is likely to be of material importance to its business, profits or assets, and which:

(a)  is not in the ordinary course of its business; or

(b) is incapable of performance in accordance with its terms within six months of the date on which it was entered into or undertaken; or

(c) is expected to result in a loss to the Company on completion of performance; or

(d) is of an unduly onerous nature or cannot be fulfilled or performed by the Company on time and without undue or unusual expenditure of money and effort.

(e) involves the supply of goods the aggregate sales value of which will represent in excess of 10 per cent of the turnover expected by the Sellers for the current financial year; or

(f) is for the provision of management or similar services to the Company and which is not terminable by it on less than three months' notice without compensation.

C.5  Agencies, etc.

     The Company is not a party to:

C.5.1 any agency, distributorship, marketing, purchasing, manufacturing or licensing agreement or arrangement; or

C.5.2 any agreement or arrangement which restricts its freedom to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit.

C.6  Anti-competitive Arrangements

C.6.1 The Company is not a party to or directly or indirectly concerned in any agreement or arrangement relating to the business (whether or not legally binding) or in the pursuit of any course of conduct which is:

(a) registrable under or prohibited by or capable of giving rise to an investigation by the Service for the Defense of Competition (Servicio de Defensa de la Competencia) or the Directorate General IV of the European Commission pursuant to any one or more provisions of the Treaty of Rome 1957; The Unfair Trade Act 3/1991, The Act for the Defense of Competition Act 16/1989,

(b) prohibited as incompatible with the European Union legislation (and in particular with Articles 85 or 86 of the Treaty of Rome) or with any other anti-trust legislation.

C.7  Plant in Working Order

     All machinery and plant of the Company, including its fixed plant and machinery, and all vehicles and office equipment owned or used by it is in the possession of the Company.

C.8  Insurance

C.8.1 The list of current policies of insurance of the Company attached to the Disclosure Letter is true and complete and no premium due to be paid and payable in respect of any policy is outstanding.

C.8.2 Details of all claims made by the Company under any policy of insurance and of all currently outstanding claims are set out in the Disclosure Letter. There are no other circumstances which would or might entitle the Company to make a claim under any policy of insurance.


C.9  No powers of attorney

     Neither the Company nor Carnival has granted any power of attorney or similar authority which remains in force.

D.   TAXATION

For the purposes of the following Tax Warranties, "Companies" shall mean Carnival, the Company and the Subsidiary and "Company" shall mean any one of them.

D.1  General

D.1.1 All necessary information, notices, accounts, statements, reports, computations and returns (including but not limited to withholding tax, retentions and advanced corporate tax - pagos fraccionados, VAT, statement of transactions with third parties) which ought to have been made or given have been filed in due time and form by each Company to the relevant tax or excise authority and all information, notices, computations and returns submitted to the relevant authority are true and accurate and are not the subject of any material dispute nor are likely to become the subject of any material dispute with such authorities.

D.1.2 All tax of any nature whatsoever (including "paratax" obligations such as fees or dues of the Chamber of Commerce) for which any Company is liable to account has been duly paid (insofar as such tax ought to have been paid) and without prejudice to the generality of the foregoing each Company has made all such deductions and retentions as it was obliged or entitled to make and all such payments as should have been made.

D.1.3 No Company is currently undergoing any tax inspection by any tax or excise authority, and neither the Seller nor any Company is aware of any such investigation audit or visit is planned.

D.1.4 All amounts properly due for payment to the relevant authorities in respect of value added tax on goods sold or services rendered prior to Completion, wage tax to be withheld prior to Completion and social security contributions (both the employers' and employees' part) due in respect of employees of each Company have been duly withheld and paid.

D.1.5  The Company has not revalued the assets in the Balance Sheet.

D.1.6 The Companies are duly registered for the purposes of value added tax and have complied fully with all regulations and formalities regarding value added tax.

E.   INTELLECTUAL PROPERTY ETC

E.1  Secret or Confidential Information

The Company has not knowingly at any time (save in the ordinary course of business or to its professional advisers) disclosed to any person other than the
Purchaser:

E.1.1 any of its secret or confidential information or property (including, without limitation, financial and technical information, designs, drawings, plans, statistics, documents, files, records and papers); or

E.1.2 any other information relating to its business or affairs the disclosure of which might or could cause material loss or damage to or materially adversely affect the Company; or

E.1.3 any secret or confidential information relating to its manufacturers, suppliers, customers, clients and agents or to any other person who has or has had any dealings with it.

E.2  Intellectual Property Rights

E.2.1  So far as the Seller is aware the Company:

(a) is not infringing any patent, trade mark, service mark, registered design, registrable business name, copyright or similar Intellectual Property Right of any third party in Spain; or

(b) does not employ in relation to any of the goods or services manufactured or provided by it any know-how, which infringes any Intellectual Property Right of a third party or which has been disclosed to it by a third party under licence or similar arrangements.

E.2.2  The Company does not own any registered Intellectual Property Rights.

E.2.3 Full details are set out in the Disclosure Letter of all licence and other agreements relating to Intellectual Property Rights to which the Company is a party (whether as licensor or licensee) which are commercially significant. The Company is not in breach of any such agreement and, so far as the Seller is aware, no third party is in breach of any such agreement.

E.2.4 All agreements disclosed in relation to paragraph E.2.4 above are valid and subsisting and nothing has been done or omitted to be done by the Company, and the Seller is unaware of any act or omission of any third party, which would jeopardise the subsistence of any of such Intellectual Property Rights or such agreements.

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

E.2.5 So far as the Seller is aware the Company owns or has licensed to it all Intellectual Property Rights it requires to carry on its business as such business has been carried on during the year prior to the date of this Agreement and such rights and the Company's ability to use such rights will not be affected by the acquisition of Company by the Purchaser.

E.2.6 Neither the Seller nor the Company are aware of any unauthorised use by any person of any Intellectual Property Rights or confidential information of the Company.

E.3  Computer Know-how and Marketing Information

E.3.1  For the purposes of paragraphs E.3.2, E.3.3 and E.3.4 below:

(a) "Computer Know-How" means all information (including that comprised in or derived from data, discs, tapes, manuals, source codes, flow-charts and specifications) relating to the use or programming of any computer which is not intended by the persons in possession of the information for use by unauthorised persons and any computer software in whatever form held; and

(b) "Marketing Information" means all information of material significance to the Company and relating to the marketing of any products or services (including customer names and lists, sales targets, sales statistics, market share statistics, marketing surveys and reports, marketing research and any advertising or other promotional materials).

E.3.2 All Computer Know-How and Marketing Information used by the Company is owned by or is the subject of a valid grant of rights to the Company and is not subject to any unusual restriction which materially and adversely affects the Company's ability to use it for the purposes of its business.

E.3.3 The Company has not disclosed nor is obliged to disclose any Computer Know-How or Marketing Information of a confidential nature owned by the Company to any person other than its employees.

E.3.4 The Company is not in breach of any agreement under which any Computer Know-How or Marketing Information was or is to be made available to it.

E.4  Data and Records

E.4.1 All the records and systems (including but not limited to computer systems), data and information of the Company regularly in use by the Company are recorded, stored, maintained or operated or otherwise held by the Company and are not wholly or partly dependent on any facilities or means (including any electronic, mechanical or photographic process, computerised or

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

otherwise) which are not under the exclusive ownership or licence to and control of the Company.

E.4.2 So far as the Seller is aware the Company has complied with all relevant statutory requirements concerning the maintenance and use of third party data in its possession .

E.5  Business Names

     The Company does not carry on business under a name other that its own corporate name.

E.6  Year 2000

     So far as the Seller is aware all computer hardware (to include, without limitation, all switches, billing systems etc.) and software used by the Company is Year 2000 compliant.

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

F.   EMPLOYEES

F.1  Particulars of employees

F.1.1 The persons whose names are set out in the list attached to the Disclosure Letter are all the employees of the Company and the material particulars of their employment set out in that list are accurate and complete. No person who was formerly employed by the Company has a right to return to work.

F.1.2 The terms and conditions of employment of all employees of the Company do not deviate in any material respect from the standard terms and conditions supplied to the Purchaser.

F.1.3 All subsisting contracts of employment to which the Company is a party are terminable by it on three months' notice or less without compensation.

F.1.4 No employee of the Company earning in excess of $20,000 has been given notice of termination of his employment (or had his employment terminated without notice) since the Accounts Date and no such employee of the Company has left its employment of his own accord since that date.

F.1.5 Full particulars are contained in the Disclosure Letter of any outstanding offer of employment made to any person at a salary in excess of $10,000 by the Company and there is no person at or above that salary level who has accepted an offer of employment made by the Company but whose employment has not yet started.

F.1.6 Full particulars are contained in the Disclosure Letter of any agreement for the provision of consultancy services or the services of personnel to the Company and of the terms applicable to the secondment to the Company of any person.

F.2  Salary Costs

F.2.1 True and accurate particulars of the material remuneration or the material emoluments or pension benefits of any employee of any of the Company is set out in the Disclosure Letter.

F.3  Compensation and other Sums Due to Employees

F.3.1 The Company does not have any liability to pay compensation for loss of office or employment to any present or former officer or employee or to make any payment.

F.3.2 Except in respect of normal accruals of remuneration or emoluments or benefits of employment, no sum is payable to or for the benefit of any employee or director of the Company.

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

F.3.3 The Company does not have an obligation to make any payment on redundancy in excess of the statutory redundancy payment and the Company has not operated any discretionary practice of making any such excess payments.

F.4  No Bonus Schemes

     There is no scheme or arrangement in operation by or in relation to the Company under which any employee or other person is entitled to a commission or remuneration of any other sort calculated by reference to the whole or part of the turnover, profits or sales of the Company.

F.5  Labour Relations

     There is not and since incorporation there has not been any industrial action affecting the Company and to the best of the knowledge, information and belief of the Sellers there are no facts or circumstances which might give rise to such industrial action.

F.6  Loans to Employees

     The Company has not made any loan or advance in excess of $500 in aggregate to any of its present or future officers or employees which is outstanding.

F.7  No Pension Schemes

     The Company has not paid, provided or contributed towards, and the Company is not under any obligation or commitment (whether or not legally enforceable) to pay, provide or contribute towards, any retirement/death/disability benefit for or in respect of any present or past employee (or any spouse, child or dependant of any of them) of the Company other than as required by law.

                                   SCHEDULE 3

                Limitations relating to the Seller's Warranties



1.  Aggregate de minimis

     No liability of the Seller shall arise under the Seller's Warranties unless the total amount of liability in respect of all claims which Purchaser is entitled to make exceeds in aggregate $175,000, in which case the Seller shall (subject to the other provisions hereof) be liable for the whole amount of the claim and not simply the excess.

2.  Maximum liability

     The maximum aggregate liability of the Seller in respect of all claims under this Agreement shall not in any event exceed the lower of US $15,000,000 and the aggregate middle market price on NASDAQ or NASD OTC Bulletin Board (as the case may be) of the Consideration Stock transferred to the Seller pursuant to Clause 5 on the date the claims agreed or finally adjudicated.

3.  Satisfaction of claim

     The Seller shall be entitled to satisfy any claim by transferring or surrendering or selling (as the case may be) any of the Consideration Stock to the Purchaser (as the Seller elects in its absolute discretion) and the parties agree that such shares shall have a value for the purposes of settlement of the claim of $US4.25 per share or, if higher, the average NASDAQ or NASD OTC Bulletin Board (as the case may be) mid-market price on the five dealing days immediately preceding the date on which the transfer or surrender takes place. For the avoidance of doubt, the Purchaser shall accept and agree to such sale, transfer or surrender at the above value if the Seller so requires.

4.  Time for claims

     4.1 Subject to clause 4.2, all liability of the Seller under the Seller's Warranties shall terminate on 31 December 2000; and

     4.2 all liability of the Seller under those of the Seller's Warranties in Section D of Schedule 2, relating to Taxation shall terminate on the fourth anniversary of the date hereof,

     unless notice in writing of the claim thereunder (giving full details of the nature, extent and value of such claim) shall have been given to the Seller prior to such date and (unless the Seller has agreed the amount of such claim in writing) proceedings in respect of any such claim have been issued and served on the Seller no later than 12 months after the date of such notice, failing which such claims shall be wholly barred and unenforceable.

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

5.  Procedure for claims

     Upon the Purchaser becoming aware that matters have arisen which will or are likely to give rise to a claim for breach of any of the Seller's Warranties, the Purchaser will, as soon as reasonably practical, notify the Seller in writing of the potential claim.

6.   Defence to claims

     Subject to being indemnified and secured by the Seller to the reasonable satisfaction of the Purchaser, the Purchaser shall procure that the Company and the Subsidiary promptly and diligently takes all such actions as the Seller may reasonably request to avoid dispute, resist, compromise, defend or appeal any claims against the Company or the Subsidiary and shall not make any admission of liability, agreement or compromise in respect of such claim or otherwise settle such claims without the prior written consent of the Seller which shall not be unreasonably withheld or delayed.

7.  Reimbursement of amounts recovered

     The Purchaser shall give credit for, or forthwith reimburse to the Seller an amount equal to any sum paid in respect of any claim under this Agreement which is subsequently recovered by or paid to the Purchaser or any company in its group or the Company by any third party, less any costs and expenses reasonably incurred by the Purchaser in connection therewith.

8.  Further limitations

     The Seller shall not be liable for any breach of the Seller's Warranties to the extent that:

     8.1 such liability arises or is increased as a result of increases in rates of Taxation made after Completion;

     8.2 such liability would not have arisen or is increased but for something voluntarily done or omitted to be done by the Purchaser, the Company or the Subsidiary or their agents after Completion otherwise than in the ordinary and proper course of the business of the Company as carried on at Completion;

     8.3 such liability arises or is increased as a result of the passing of or any change in law or regulation (whether retrospectively or not) or in the interpretation or administration, by the Inland Revenue (or equivalent in Spain) or by any other monetary fiscal or regulatory authority (whether or not having the force of law) or by the withdrawal after completion of any published concession or general practice previously made by any Taxation Authority or by the withdrawal of any relief or allowance available at the date hereof;

     8.4 the subject matter giving rise to the claim is disclosed or noted in the Accounts;

     8.5 the liability arises as a result of any change in the accounting reference date or in the accounting principles practices of bases of the Company or the Subsidiary introduced or having effect after Completion;

     8.6 the claim arises in respect of a liability for Taxation which would not have arisen but for the winding up or cessation after the date hereof of any business or trade carried on by the Purchaser or the Company or the Subsidiary;

     8.7 any amount by which any Taxation which the Company or the Purchaser or the Subsidiary is or may be liable for (whether actually paid or payable or not) is reduced or extinguished as a consequence of the matter giving rise to the claim.

     8.8 the claim is for Taxation arising in the ordinary course of business of the Company or the Subsidiary after 31st December 1998.

9.  Mitigation

     Nothing herein shall in any way diminish the Purchaser's or the Company's or the Subsidiary's duty to mitigate its loss and the Purchaser shall use all reasonable endeavours to mitigate its loss.

10.  General Provisions

     10.1 The provisions of this Schedule shall apply notwithstanding any other provision of this Agreement or its schedules to the contrary, will not cease to have effect in consequence of any rescission or termination by the Purchaser of any provisions of this Agreement.

     10.2 The Purchaser shall not be entitled to reimbursement more than once in respect of any one claim including for this purpose a claim under the tax indemnity in clause 13 of this Agreement.

     10.3 The Seller's Warranties shall remain in full force and effect after Completion but the Purchaser shall have no right to rescind or terminate this Agreement after the date hereof for breach of any of the Seller's Warranties and the Purchaser's sole remedy in respect of any claim under the Seller's Warranties shall be against the Seller in damages, subject to the limitations contained in this Schedule.

     10.4 None of the provisions contained in this Schedule shall exclude or limit liability on the part of the Seller arising as a result of any fraud or dishonesty on the part of the Seller.

     10.5 In assessing damages or compensation payable by the Seller the value of the Company shall not be taken as exceeding the amount of US $15,000,000.

            /s/ Jeus Nunea
SIGNED by [     Jeus Nunea          ]    )
the duly authorised representative of    )
MARKET CONSULTANT LIMITED                )
in the presence of:                      )



            /s/ L.L.M. Vehmeyer
SIGNED by [     L.L.M. Vehmeyer     ]    )
the duly authorised representative of    )
VOLIM HOLDINGS B.V.                      )
in the presence of:                      )



            /s/ N. Topham
SIGNED by [     N. Topham           ]    )
the duly authorised representative of    )
EQUITEL COMMUNICATIONS LIMITED           )
in the presence of:                      )

/s/ C. Barrett

C. Barrett

Solicitor, 90 Fetter Lane
           London


            /s/ N. Topham
SIGNED by [     N. Topham           ]    )
the duly authorised representative of    )
CALLAWAY CONTINENTAL LIMITED             )
in the presence of:                      )

/s/ C. Barrett

C. Barrett

Solicitor, 90 Fetter Lane
           London